July 6, 2007

Board of Directors

Ecotality, Inc

Scottsdale, Arizona

Dear Directors,

I have reviewed the form 8-K in regards to the restatement of the December 31, 2006 10K and the March 31, 2007 10Q and agree with its contents.

/s/ Weaver & Martin, LLC

Weaver & Martin, LLC

Kansas City, Missouri